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                                                                    EXHIBIT 10.8

                                    AGREEMENT
                              FOR SALE AND PURCHASE
                               OF BUSINESS ASSETS


                  This AGREEMENT (the "Agreement"), dated the 18th day of August, 1997, is entered into by and among ATC GROUP SERVICES INC., a Delaware corporation with its principal office at 104 East 25th Street, New York, New York 10010 (the "Purchaser"); SMITH TECHNOLOGY CORPORATION, a Delaware corporation with its principal office at 3501 Jamboree Road, Suite 304, Newport Beach, CA 92660 ("Smith"); BCM ENGINEERS INC., a Delaware corporation with its principal office at One Plymouth Meeting, Plymouth Meeting, PA 19462 ("BCMD"); BCM ENGINEERS INC., a Pennsylvania corporation with its principal office at One Plymouth Meeting, Plymouth Meeting, PA 19462 ("BCMP"); BCM ENGINEERS INC., an Alabama corporation with its principal office at 63 South Royal Street, Suite 200, Mobile, AL 36633 ("BCMA"); and BCM ENGINEERS INC., a West Virginia corporation with its principal office at One Plymouth Meeting, Plymouth Meeting, PA 19462 ("BCMWV") (Smith, BCMD, BCMP, BCMA, and BCMWV are collectively referred to as the "Sellers").

                  The Purchaser desires to purchase certain business assets of Sellers in exchange for cash and other consideration as hereinafter provided, and Sellers desire to effect such asset purchase through sale in accordance with the covenants and terms of this Agreement.


                         I. SALE AND PURCHASE OF ASSETS

                  1.01 Basic Terms of Sale and Purchase of Assets

                  On the basis of the representations, warranties, covenants and agreements in this Agreement and subject to the terms and conditions of this
Agreement:

                  (a) At Closing, Sellers agree to sell, convey, assign, deliver and transfer to Purchaser, and Purchaser agrees to acquire, accept and purchase from Sellers, all of the properties and assets of Sellers, tangible and intangible, personal, real and mixed, known or unknown, vested or contingent, which constitute Sellers' Engineering Division (the "Engineering Division"), which includes all of the assets of Sellers based in or out of Sellers' Burlington, New Jersey, Dallas, Texas, Fairhope, Alabama, Fort Walton, Florida, Gulfport, Mississippi, Jackson, Mississippi, Meridian, Mississippi, Mobile, Alabama, Modesto, California, Norristown, Pennsylvania, Panama City, Florida, Pascagoula, Mississippi, Pittsburgh, Pennsylvania, Pleasanton, California,


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Pocono Summit, Pennsylvania, Sandia Laboratories, New Mexico, and Washington,
D.C., offices and Sellers' assets used primarily by or associated primarily with the Engineering Division at Sellers' Plymouth Meeting, Pennsylvania, Livonia, Michigan, and Mt. Prospect, Illinois offices. The Engineering Division consists of the operations of Sellers engaged in the functions of (i) testing, (ii) consulting, (iii) engineering, (iv) design, (v) project management and (vi) training. For purposes of defining what assets are to be conveyed as assets of the Engineering Division under this 1.01(a), the Engineering Division does not include the operations and assets, regardless of function or service fields, of Sellers' Denver, Colorado and Porter, Indiana offices. The assets to be sold and purchased under this Agreement are all of the Engineering Division assets of all of the Sellers (the Engineering Division assets to be purchased by Purchaser from Sellers, whether or not itemized below, are collectively referred to as the "Purchased Assets"). The Purchased Assets do not include those assets of Sellers excluded by 1.01(d). The Purchased Assets include, but are not necessarily limited to:

                  (1) All of the Engineering Division's supply inventory, including but not limited to field supplies, laboratory supplies, office supplies, processing supplies, labeling supplies, packing and shipping materials and selling and promotional materials.

                  (2) All of Seller's right, title and interest in the telephone and fax numbers set forth on Schedule 1.01(a)(2). Purchaser shall have the exclusive right to apply for changes in such numbers or in their location.

                  (3) All of the Engineering Division's fixed assets, including all furniture, fixtures, vehicles, office, field and production equipment, including computer equipment, and inventory (Schedule 1.01(a)(3) sets forth a substantially complete list of all fixed assets of the Engineering Division).

                  (4) All of Sellers' interest in real property leases which are assumed as Assumed Liabilities (as defined in 1.02) ("Assumed Premises Leases") and all rights to pre-payments, deposits and leasehold improvements pertaining to the Assumed Premises Leases. The Assumed Premises Leases are listed on Scheduled 1.02. Sellers' real property leases other than Assumed Premises Leases are referred to as "Non-Assumed Premises Leases."

                  (5) All right, title and interest in and to all of the Engineering Division's customer contracts and agreements, whether written or oral ("Customer Contracts") and customer business arrangements and relationships. At Closing, Sellers shall deliver all of the Customer Contracts by surrendering


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         possession of them to Purchaser at closing at their then current location.

                  (6) All right, title and interest in (i) all subcontracts of the Engineering Division (the "Subcontracts"); and (ii) all contracts of the Engineering Division other than Customer Contracts or Subcontracts which are assumed by Purchaser as Assumed Liabilities by inclusion on Schedule 1.02 ("Assumed Contracts").

                  (7) All of Sellers' right, title, and interest in the names "BCM Engineers Inc.," "BCM," and any other names or any customarily utilized portion or abbreviation thereof, either alone or in conjunction with other words, utilized as business names by Sellers primarily in connection with the Engineering Division's operations; and all right, title and interest in any trademarks, logos, service marks, the goodwill associated therewith and all registrations and applications in connection with such names. As set forth with particularity in 4.09(d), Smith also grants Purchaser a one (1) year limited license to use the names "Smith Technology Corporation," "Reidel Environmental Services Inc.," and "Canonie Environmental Services Corp." on a transitional basis to enable Purchaser to use, obtain the benefits from, including payment, and effect the transfer of, the Purchased Assets. Purchaser agrees to indemnify Smith pursuant to 1.03 for Third Party Claims against Sellers arising from Purchaser's use of such names or for any breach by Purchaser of the limitations on use contained in 4.09(d).

                  (8) At Sellers' election, either originals or copies of the business records of the Engineering Division, including all such business records of Sellers pertaining to the Purchased Assets or the Assumed Liabilities as Purchaser reasonably determines are necessary to enable Purchaser to obtain possession of and title to the Purchased Assets, to realize the value of and benefits from the Purchased Assets, to carry out its obligations under the Assumed Liabilities and to conduct the business associated with the Purchased Assets and Assumed Liabilities ("Records"). The Records include (but are not necessarily limited to) documents of title, accounting records, job files, invoices, correspondence, sales records, technical records, customer, records and other data and records relating to sales, customers, the Purchased Assets and the Assumed Liabilities, and include those which exist on paper, on film, tape, videotape or other storage media and on any and all electronic media such as computer hard drives, diskettes or magnetic tape. The Records do not include any of the financial records of Sellers or records not primarily related to the Engineering Division, but Purchaser shall have access to such records under 4.06. Sellers shall deliver the Records located at premises which are Assumed Premises Leases


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         at Closing (as defined in 6.01) at their then current location and the
         Records located at Sellers' other offices or premises promptly as such times, from time to time, after Closing and at Purchaser's sole expense, as records in Sellers' possession are reasonably determined by Purchaser to constitute Records as defined in this section. In conjunction with the delivery of the Closing ED Financial Statements, Sellers shall deliver to Purchaser a copy of the job and financial accounting computer systems back-up tapes for the Engineering division as of the Effective time.

                  (9) All of Sellers' right, title, interest or proprietary interest claims in and to any patents or unpatented proprietary technology or processes primarily used by or sold or licensed to third parties by the Engineering Division (listed on Schedule 1.01(a)(9)).

                  (10) All of Sellers' right, title, interest or proprietary interest claims in and to all copyrights used primarily by or sold or licensed to third parties by the Engineering Division (listed on Schedule 1.01(a)(10)) and all reports, forms, archives, data bases, studies, methods, research, technical and other books, manuals, videos, scripts, recordings, training materials, journals, handbooks, and all other intellectual property in whatever form primarily used by the Engineering Division, whether or not copyrighted or proprietary to Sellers.

                  (11) All of Sellers' right, title, interest or proprietary interest claims in and to any and all business or technical computer software associated primarily with, primarily used by or sold by the Engineering Division and all system manuals and supporting materials related to such software (each such software system is listed on Schedule 1.01(a)(11)); provided that any such software for which any Seller is obligated to pay royalties, lease payments or license fees or which contains assignability restrictions shall be acquired by Purchaser only to the extent assumed as an Assumed Liability.

                  (12) Sellers' complete Engineering Division customer list(s), prospect contract list(s) or log(s), order backlog and proposals outstanding and under development. At Closing, Sellers shall deliver their list(s) or data base(s) of all known past (within previous three years) and current Engineering Division customers or clients and the Engineering Division's sales prospect contact list(s), data base(s) or log(s), to the extent that such lists, data bases or logs are presently stored and available on Sellers' current data management systems, whether manual or electronic. At Closing, Sellers will also provide as
         Schedule 1.01(a)(12) a detail of its order backlog. This schedule will include the customer's


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         name, project name, order amount, amount billed to date and backlog amount.

                  (13) Sellers' vendor list applicable to the Engineering Division and all of Sellers' right, title and interest in contracts with vendors which are assumed by Purchaser as Assumed Liabilities.

                  (14) All accounts receivable and all unbilled work in process (whether or not such work in process has been booked as revenue or included on any schedule) attributable to services performed by or contracts of the Engineering Division, including associated retainages. The aging report of accounts receivable recorded on the Interim ED Balance Sheet (see 2.03) shall be provided at Closing as Schedule 1.01(a)(14)(i). An aging report of the work in process recorded on the Interim ED Balance Sheet shall be provided at Closing as Schedule 1.01(a)(14)(ii). Final aging reports of both accounts receivable and work in process, current to the Effective Time and including all accounts receivable and work in process recorded on the Closing ED Balance Sheet, shall be delivered in connection with the Closing ED Financial Statements (see 1.01(b)(4) and 2.03).

                  (15) All deposits, bonds, bond collateral, proceeds, refunds, and prepaid expenses (including any refunds thereof) associated with the Purchased Assets, the Assumed Premises Leases, the Assumed Equipment Leases or the Assumed Liabilities (listed on Schedule 1.01(a)(15)).

                  (16) All of Sellers' right, title and interest in those specific personal property leases assumed as Assumed Liabilities ("Assumed Equipment Leases").

                  (17) To the extent assignable, all licenses, permits, accreditations, registrations, approvals and the like of governmental agencies and other licensing or accrediting entities used exclusively or primarily by the Engineering Division.

                  (18) The real estate set forth on Schedule 1.01(a)(18) to the extent that Purchaser accepts the conveyance thereof following its environmental due diligence with respect thereto (the "Purchased Real Estate"). Upon Purchaser's request after Closing, Sellers will deliver a recordable special warranty deed for each parcel of Purchased Real Estate.

                  (19) All right to the Sellers' lock box no. 35053 maintained with Chase Manhattan Bank of New York for receipt and deposit of the Engineering Division's collections, proceeds and other cash receipts.


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                  (20) The Marion Bank claim.

                  Sellers agree to use their best efforts to provide complete information on the schedules provided for in this 1.01(a) on the date provided. However, the omission of any item shall not operate to exclude the omitted item from the sale, delivery and assignment thereof (except in those cases where the asset is to be acquired only to the extent a coupled liability is to be assumed as an Assumed Liability in which case it will be deemed included only if the liability is specifically assumed as an Assumed Liability), and the omission of any item shall abridge neither Sellers' obligation to deliver possession and title thereto nor Purchaser's obligation to pay the purchase price provided Purchaser acquires actual possession and beneficial ownership of the omitted item.

                  (b) As consideration for the Purchased Assets and the other promises, agreements, warranties, and covenants hereof, the Purchaser shall:

                  (1) Pay to Smith at Closing the sum of Five Million Four Hundred Twenty-Five Thousand Five Hundred Thirty-Nine Dollars ($5,425,539). Such payment shall be paid by wire transfer of immediately available funds to the accounts in the amounts specified by Sellers in Schedule 1.01(b)(1).

                  (2) At closing, deliver to Smith a six (6) month conditional, non-negotiable promissory note in the form of Exhibit 1.01(b)(2) (the "Note") evidencing Purchaser's obligation to pay to Smith the sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), with no interest thereon, payable on the date seven (7) days after the date six
         (6) months after the Closing Date (the seven day delay is to enable the parties to settle the accounts receivable and work in process collection adjustment set forth below). The Note shall be subject to the condition that Purchaser shall have available to it the right of set-off against payments to be made under the Note in accordance with the provisions of 1.04, including specifically the right of set-off for uncollected accounts receivable and work in process (see 2.06 and 4.01) and for any other purpose for which the right of set-off may be exercised under 1.04, but not including any right of set-off for any overstatement of Adjusted Equity Value on the Interim ED Balance Sheet (including any reduction in Adjusted Equity Value which occurs between the Interim ED Balance Sheet and the Closing ED Balance Sheet) which shall be adjusted in accordance with 1.01(b)(3), (4) and (5). Purchaser acknowledges that the Note will be assigned to Sellers' senior lender, The Chase Manhattan Bank, pursuant to a collateral assignment of even date herewith, subject to Purchaser's set-off rights in 1.04 hereof.


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                  (3) Conditionally assume at Closing those Closing ED Balance
         Sheet liabilities of the Sellers related to the Engineering Division, in an aggregate amount not to exceed Four Million Three Hundred One Thousand Dollars ($4,301,000), which are set forth on Schedule 1.012(b)(3) (the "Assumed Balance Sheet Liabilities"). The aggregate amount of, and the specific liabilities included in, the Assumed Balance Sheet Liabilities shall be adjusted, and Scheduled 1.01(b)(3) shall be revised accordingly, to reflect the difference between the Adjusted Equity Value of the Engineering Division on the Interim and Closing ED Balance Sheets in accordance with 1.01(b)(4).

                  (4) Within ten (10) days following the Closing Date, Sellers shall provide to Purchaser the Closing ED Financial Statements (as defined in 2.03). Any disagreements between Purchaser and Sellers concerning the Engineering Division's final Adjusted Equity Value as shown on the Closing ED Balance Sheet shall be resolved in accordance with 2.03(c) during the twenty (20) day period thereafter. At such time as the Closing ED Balance Sheet has been finally determined between the parties within thirty (30) days after Closing, a final adjustment to the amount of Assumed Balance Sheet Liabilities to be assumed under 1.01(b)(3) shall be made and Schedule 1.01(b)(3) shall be amended to reflect such adjustment, equal to the amount, if any, by which the Engineering Division's Adjusted Equity Value as of the Effective Time as set forth on the finally determined Closing ED Balance Sheet exceeds or is less than the warranted Adjusted Equity Value set forth on the Interim ED Financial Statements, net of any set-off for such purpose taken by Purchaser against the Short Term Note under 1.01(b)(5). If the Engineering Division's Adjusted Equity Value as of the Effective Time is less than the Interim ED Balance Sheet value, the aggregate amount of Assumed Balance Sheet Liabilities assumed by Purchaser shall be reduced by such difference less any amount which Purchaser has elected to take as a set-off for such purpose against the Short Term Note as provided in 1.01(b)(5)(B). If the Adjusted Equity Value is greater than the Interim ED Balance Sheet value, the aggregate amount of Assumed Balance Sheet Liabilities assumed by Purchaser shall be increased by such difference. Purchaser shall have the right to select which Closing ED Balance Sheet liabilities are added to or deleted from Schedule 1.01(b)(3) to reflect the adjustment effected by this paragraph. Purchaser shall be given credit for any Assumed Balance Sheet Liabilities which it discharges prior to the amendment of Schedule 1.01(b)(3).

                  (5) At Closing, deliver to Smith a thirty (30) day conditional, non-negotiable promissory note in the form of Exhibit 1.01(b)(5) (the "Short Term Note") evidencing Purchaser's obligation to pay to Smith the sum of Two Hundred Thousand Dollars ($200,000), with interest thereon at


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         the Chase Manhattan Bank prime rate as of the Closing Date, payable on the date thirty (30) days after the Closing Date. The Short Term Note shall be subject to the condition that Purchaser shall have available to it the right of set-off against payments to be made under the Short Term Note for:

                         (A) Any payment which Purchaser elects to make on
                  behalf of Sellers of any liability of the Engineering
                  Division: (i) which is not set forth as an account payable of the Engineering Division on Schedule 1.01(b)(5) (Schedule 1.01(b)(5) is the ledger of trade accounts payable included as liabilities of the Engineering Division recorded on the Interim ED Balance Sheet); (ii) which is not an Assumed Liability; and (iii) which Sellers do not pay within seven (7) days after being requested by Purchaser in writing to do so in accordance with 4.14; or

                         (B) The amount, if any, by which the Engineering
                  Division's Adjusted Equity Value as of the Effective Time as set forth on the finally determined Closing ED Balance Sheet is less than the Interim ED Balance Sheet value, determined in accordance with 1.01(b)(4), to the extent that Purchaser elects to take such adjustment as a set-off against the Short Term Note instead of a reduction in Assumed Balance Sheet Liabilities.

                  Purchaser acknowledges that the Short Term Note will be assigned to Sellers' senior lender, The Chase Manhattan Bank, pursuant to a collateral assignment of even date herewith, subject to Purchaser's set-off rights in this 1.01(b)(5).

                  (c) The purchase price shall be allocated to the Purchased Assets by agreement of the parties as set forth on Schedule 1.01(c), with final adjustments to conform to the Closing ED Balance Sheet made by agreement between the parties within 45 days after Closing.

                  (d) The Purchased Assets will not include the following (collectively, the "Excluded Assets"):

                         (1) All cash bank accounts or cash equivalents of
                  Sellers on hand on the Closing Date, except as provided in 1.01(a)(15).

                         (2) All insurance policies of the Sellers, in respect
                  of the Purchased Assets or otherwise.

                         (3) Sellers' interest in that certain Technical
                  Services Agreement dated May 1, 1993, between Schlumberger Technology Corporation and Canonie Environmental Services Corp., including the right of any proceeds, accounts receivable, claims for payment or other rights arising from or related to such agreement.


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                         (4) All rights of Sellers arising from or related to
                  the lawsuit filed in the Superior Court of California, County of Alemeda, Case No. V-013711-1 against Locus Technologies, Neno Duplancic and other unidentified defendants.

                         (5) Any permits, licenses, agreements, leases,
                  instruments, contracts and contract rights which would be Purchased Assets but for this 1.01(d)(5), but which require the consent, approval, novation or waiver of a third person if the transfer of such would constitute a breach of such contract or a violation of any law and if such consent, approval, novation or waiver is not obtained, provided, however, that the benefits of any such agreement, lease, instrument, contract or contract right, including the right to payment arising therefrom, shall nevertheless constitute Purchased Assets to the extent that such benefits can be afforded to Purchaser by means of the covenants set forth in 4.09, 6.02(1) and 7.02 or any other covenant of this Agreement whose purpose is to assure to Purchaser the benefits of the Purchased Assets for which Purchaser is paying the consideration provided for in this Agreement.

                         (6) All of Seller's assets of every type and
                  description which are not primarily used by or related to the Engineering Division.
                         (7) All real estate owned or leased by Sellers except
                  for any: (i) owned real estate expressly itemized on Schedule 1.01(a)(18) as a Purchased Asset; or (ii) interests in leased real estate which are Assumed Premises Leases.

                         (8) All claims of Sellers, including those related to
                  the Engineering Division, arising prior to the Effective Time, except for the Marion Bank claim (the "Retained Claims").

                         (9) All rights in former accounts receivable of the
                  Engineering Division which were charged off prior to the Effective Time.

                         (10) Deposits, pre-payments, fixtures, and tenant
                  improvements associated with Non-Assumed Leases.

                         (11) Records related to Sellers' pending or threatened
                  litigation, proceedings, investigations or claims.

                         (12) All of Sellers' recorded goodwill.

                         (13) Sellers' computer network equipment and licensed
                  network software, including those components used by the Engineering Division prior to Closing.


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                         (14) All of Sellers' leased real and personal
                  properties other than those assumed by Purchaser as Assumed Premises or Assumed Equipment Leases.

                  1.02  Liabilities of Seller and Purchaser

                  (a) Purchaser has not, and shall not be construed to have, assumed, adopted or taken over any obligations, debts, liabilities or responsibilities of Sellers whatsoever, including (but not limited to) liabilities for local, state or federal taxes, except for: (i) the liabilities itemized on Schedule 1.02; (ii) the Assumed Balance Sheet Liabilities set forth on Schedule 1.01(b)(3) as adjusted; and (iii) such future (i.e. post-Effective
Time) performance as is obligated under the terms and conditions of those Customer Contracts or Subcontracts which constitute Purchased Assets (collectively the "Assumed Liabilities"). Purchaser shall use its diligent efforts to secure the assignment to Purchaser or novation of contracts which are Assumed Liabilities. Purchaser shall be free to seek the amendment or renegotiation of terms of Customer Contracts, Subcontracts or Assumed Liabilities in its sole discretion provided that Purchaser shall indemnify Sellers from any adverse effect on Sellers arising from such actions. Purchaser shall cooperate with Sellers in attempting to obtain the release and waiver or settlement of claims of parties under the Customer Contracts in favor of Sellers for any damages or losses alleged to have been incurred by such parties arising from performance prior to the Effective Time. Notwithstanding Purchaser's acceptance of a Customer Contract and the obligation of future performance, Sellers, as their interests are defined by such contracts or by law (which shall not be altered or enlarged with respect to third parties by virtue of this Agreement), shall retain responsibility and liability, except as such are expressly assumed as Assumed Liabilities, for all obligations, performance and liability due, occurring or accruing under all Customer Contracts or Subcontracts prior to the Effective Time, with Purchaser assuming all responsibility and liability for obligations and performance due and performed after the Effective Time and all liabilities arising out of such post-Effective Time performance.

                  (b) Except for the Assumed Liabilities, Sellers agree, jointly and severally, to retain or assume full liability and responsibility for satisfaction of all of Sellers' debts or liabilities of any kind, whether known or unknown, fixed or contingent, including any and all liability for trade payables and other accounts payable, federal, state or local taxes, employment taxes, tort or contract claims, and employee compensation, benefits or claims.

                  (c) The disclosure by Sellers of any liability or any item or matter that creates a liability in the future on the schedules to this Agreement or otherwise shall not result in an assumption by, or shifting to, Purchaser of liability with respect to such matter


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except to the extent that Purchaser has expressly agreed to the assumption of such liability as an Assumed Liability.

                  1.03 Indemnity Against Liabilities, etc.

                  (a) Sellers, jointly and severally, agree to indemnify and hold harmless the Purchaser, its subsidiaries, their employees and their successors against and in respect of any and all:

                  (1) Claims, suits, actions, proceedings (formal or informal), governmental investigations, judgments, deficiencies, set-offs, damages, settlements, liabilities, and reasonable legal and other expenses (including reasonable attorneys' fees) as and when incurred arising out of or based upon any breach of any representation, warranty, covenant, or agreement of Sellers or any person other than Purchaser contained in this Agreement or any of the Related Agreements;

                  (2) Debts or liabilities of any kind and claims, liens, set-offs, suits, actions, and proceedings (formal and informal) of persons or entities and related judgments, deficiencies, damages, settlements, set-offs, liens, liabilities, and legal and other expenses (including reasonable attorneys' fees) as and when incurred arising (i) out of the Purchased Assets or the business associated therewith prior to the Effective Time except to the extent expressly assumed by Purchaser as Assumed Liabilities or (ii) out of or based upon the acts, omissions, contractual performance or conduct of the business of Sellers whether before or after the Effective Time, except to the extent expressly assumed by purchaser as Assumed Liabilities; and

                  (3) Any loss, damage or cost for which Sellers or any of them have agreed to indemnify Purchaser under any provision of this Agreement or any Related Agreement.

                  (b) Purchaser agrees to indemnify and hold harmless Sellers, their affiliated corporations, their employees and their successors, against and in respect of any and all:

                  (1) Claims, suits, actions, proceedings (formal or informal), governmental investigations, judgments, deficiencies, set-offs, damages, settlements, liabilities, and reasonable legal and other expenses (including reasonable attorneys' fees) as and when incurred arising out of or based upon any breach of any representation, warranty, covenant, or agreement of Purchaser contained in this Agreement or any of the Related Agreements;

                  (2) Debts or liabilities of any kind and claims, liens, set-offs, suits, actions, and proceedings (formal and informal) of persons or entities and related judgments, deficiencies,


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         damages, settlements, set-offs, liens, liabilities, and reasonable legal and other expenses (including reasonable attorneys' fees) as and when incurred arising (i) out of the Purchased Assets or the business associated therewith after the Effective time, except for Sellers' debts or liabilities not expressly assumed by Purchaser as Assumed Liabilities; (ii) out of or based upon the acts, omission, contractual performance or conduct of the business of Purchaser whether before or after the Effective Time; or (iii) out of the Assumed Liabilities after the Effective Time; and

                  (3) Any loss, damage or cost for which Purchaser has agreed to indemnify Sellers or any of them under any provision of this Agreement or any Related Agreement.

                  (c) If any party to be indemnified hereunder (the "indemnitee") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an affiliate of such party (a "Third Party Claim") against such indemnitee, against which any person or entity that may be required to provide indemnification therefor under this Agreement (the "indemnitor"), the indemnitee will give such indemnitor reasonably prompt written notice thereof after receipt of such notice of such Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the indemnitee. The indemnitor will have the right to participate in or, by written notice to the indemnitee no later than thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim, to elect to assume the defense of such Third Party Claim at such indemnitor's own expense and by such indemnitor's own counsel, and the indemnitee will cooperate in good faith in such defense. If within the 30 calendar days set forth in this paragraph, an indemnitee receives written notice from an indemnitor that such indemnitor has elected to assume the defense of any Third Party Claim, the indemnitor will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with the defense thereof (except as provided in this paragraph or paragraph (d) or (f) below). The indemnitee will, however, have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing at its own expense. If the indemnitee has not received written notice within such thirty (30) calendar day period that the indemnitor has elected to assume the defense of such Third Party Claim, the indemnitee may, at its option, elect to settle, subject to paragraphs (e) and (f), or assume such defense, assisted by counsel of its own choosing, the cost of which shall constitute an indemnified loss.

                  (d) An indemnitor shall not be entitled to control, and the indemnitee shall be entitled to have sole control over, the defense or settlement of any claim against such indemnitee to the extent


                                  -12 of 49 -
that (i) such claim seeks an order, injunction or other equitable relief against the indemnitee which if successful, could reasonably be expected to materially interfere with the business, operations, assets or condition (financial or otherwise) of the indemnitee or (ii) such claim arises out of a Customer Contract and seeks recovery against both Sellers and Purchaser under circumstances subjecting the claim to liability and indemnity apportionment under paragraph (j)(1) of this section, in which event indemnitor and indemnitee shall have control over their respective defenses.

                  (e) Without the prior written consent of the other, indemnitor will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation: (i) injunctive or other equitable relief would be imposed against the indemnitee; or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the indemnitee for which it is not entitled to or is unlikely to receive full indemnification hereunder (exclusive of the Indemnity Deductible, or any portion thereof). Indemnitor shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnitee of a release from all liability in respect of such claim.

                  (f) If a firm offer is made to settle a Third Party Claim and either indemnitor or indemnitee desires to accept and agree to such offer, such party will given written notice to the other to that effect. If the other party fails to consent to such firm offer within 30 calendar days after its receipt of notice, the party desiring to so settle may continue to contest or defend such Third Party Claim and, in such event: (i) if the party desiring to settle is the indemnitor, the maximum liability of the indemnitor as to such Third Party claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the indemnitee through the end of such 30-day period to the extent otherwise indemnifiable hereunder; or (ii) if the party desiring to settle is the indemnitee, the indemnitee is participating in the defense of such Third Party Claim at its cost and the final judgment or settlement is equal to or greater than the firm offer, the indemnitee's costs and expenses incurred after such 30-day period shall constitute an indemnified loss.

                  (g) Any claim by an indemnitee for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the indemnitor reasonably prompt written notice thereof, and the indemnitor will have a period of 15 calendar days within which to respond in writing to such Direct Claim. If the indemnitor does not so respond within such 15 calendar day period, the indemnitor will be deemed to have rejected such claim, in which event the indemnitee will be free to pursue


                                  - 13 of 49 -
such remedies as may be available to the indemnitee under this Agreement.

                  (h) With regard to claims for which indemnification is payable hereunder, such indemnification shall be paid by the indemnitor promptly upon
(i) the entry of a judgment against the indemnitee and the expiration of any applicable appeal period; (ii) the entry of an unappealable judgment of final appellate decision against the indemnitee; or (iii) a settlement permitted under
1.03. In the event that the indemnitee has taken a provisional set-off against amounts due to the indemnitor for the indemnified claim pursuant to 1.04(c) and the amount finally determined to be payable as provided in this paragraph is less than the amount so set-off, the excess shall thereupon be payable to the indemnitor together with interest on such excess at the Chase Bank prime rate quoted for the date on which the payment against which the set-off was taken would have otherwise been due. This provision shall not apply to Purchaser's set-off rights against the Note for uncollected accounts receivable and work in process and against the Short Term Note for Purchaser's payment of unscheduled accounts payable under 1.01(b)(5) which shall be governed by 1.04 and 1.01(b)(5), respectively, and shall be finally determined in accordance with the procedure set forth for resolution of accounting issues in 2.03.

                  (i) If the Purchaser is the indemnitee, payment of an indemnification claim shall first be made by a set-off against the principal amount of the Note remaining unpaid, subject to paragraphs (j)(3) and (5) of this section.

                  (j) The parties' respective indemnity obligations hereunder shall be further subject to the following:

                  (1) In the event any contracting party of a Customer Contract (other than Purchaser) asserts any claim for damages, failure or inadequacy of performance, breach of warranty or breach of contract relating to the Customer Contract and such claim is founded on allegations of breach of contract, negligence or other legal fault of both a Seller and Purchaser, then, and in that event, Purchaser and Sellers indemnification obligations contained herein shall apply only to the extent of their respective actual comparative negligence or other legal fault as determined by the dispute resolution procedures set forth in this Agreement, by a court or by agreement of the parties. A determination of liability on the part of Purchaser based upon the assignment or novation to, or undertaking of performance by, Purchaser of any Customer Contract or based upon successor liability or similar theory shall not constitute legal fault of the Purchaser, it being the intention of this section to apportion liability to the party whose act or omission was actually responsible for creating the liability.


                                  - 14 of 49 -

                  (2) Except with respect to claims arising from performance under Customer Contracts prior to closing or claims of breach of any contract by any Seller prior to Closing, rights to indemnification pursuant to 1.03(a) hereof shall survive Closing for a period of thirty
         (30) months. Rights to indemnification for claims arising from any Seller's performance under any Customer Contract or breach of contract by any Seller prior to Closing shall survive for a period of six (6) years after the date of the making of the contract. All such non-excepted claims for indemnification hereunder shall be forever barred unless made by notifying the Sellers in writing of such claim within the time period set forth in this paragraph.

                  (3) The Sellers' and Purchaser's respective indemnity obligations hereunder shall be limited to: (i) individual losses, claims, etc. having a value of $2,500.00 or more (an "Indemnified Claim"); and (ii) losses, claims, etc. after the first $100,000.00, in the aggregate, of Indemnified Claims (the "Indemnity Deductible"), in which event only the aggregate amount of Indemnified Claim(s) in excess of the Indemnity Deductible shall be subject to indemnification hereunder. Sellers shall not be responsible for any loss or claim to the extent that a reserve exists therefor on the Closing ED Balance Sheet and remains available. The following are not subject to either the Indemnified Claim threshold or the Indemnity Deductible and are covered from the first dollar over the reserved amount: (iii) Sellers' warranty that accounts receivable and recorded work in process recorded on the Closing ED Balance Sheet, net of reserves, will be collected as specified in 2.06(a); (iv) Sellers' warranty that there are no unearned billings or receipts net of reserves for such purpose as set forth in 2.06(a) and 2.07(b); (v) Sellers' warranty that both the Interim and Closing Balance Sheets correctly stated tangible net equity for the Engineering Division as of the Effective Time; (vi) Sellers' warranty that Hazardous Materials have been removed from the Assumed Premises Leases and Purchased Real Estate prior to Closing; (vii) Sellers' covenants to pay unrecorded accounts payable of the Engineering Division under 4.14 and to pay insurance premiums under 4.12; and
         (viii) Purchaser's covenant to make payments required in the ordinary course under Assumed Balance Sheet Liabilities or leases assumed as Assumed Liabilities.

                  (4) The terms "loss" or "cost" as used in 1.03(a) include corrective services performed by Purchaser (including its subcontractors) to remedy a deficiency in Sellers' performance under any contract for the performance of services by a Seller to the extent that Purchaser reasonably determines: (i) that such corrective services are in fact necessary to remedy a defective performance by a Seller; and (ii) that Purchaser


                                 - 15 of 49 -
         must perform such corrective services in order to preserve its relationship with (x) any customer under a Customer Contract or other engagement for services having remaining billings of $20,000 or more in excess of the cost of such corrective services, (y) any pre-existing customer from which Purchaser accrued revenue in excess of $30,000 within the previous year or (z) any customer from which the Engineering Division accrued more than $50,000 in revenue in either of the two years prior to Closing. corrective services performed by Purchaser at the request of Sellers shall not be subject to any threshold.

                  (5) The maximum aggregate liability of the Sellers for indemnification under this Agreement and set-offs under 1.04 and 1.01(b)(5), exclusive of liability covered by Sellers' insurance coverage for any indemnified claim, shall be equal to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (the "Maximum Aggregate Indemnity Amount"), and the obligations of the Sellers for indemnification hereunder will terminate when the Maximum Aggregate Liability Amount has been paid or set-off, except that if Purchaser exercises set-off rights against the Note and the Short Term Note in excess of $1,250,000 in the aggregate for uncollected accounts receivable and work in process and for payments of unrecorded accounts payable, the maximum aggregate liability of the Sellers for indemnification shall nevertheless be equal to $1,500,000 for other indemnified matters regardless of the amount set-off for the foregoing purposes.

                  (6) To the extent that an indemnitee actually receives proceeds of insurance or any other recovery of amounts claimed as an indemnified loss or cost hereunder, the indemnification obligation of the indemnifying party shall be reduced to the extent of the net insurance proceeds or other recovery received by the indemnitee. If the amount of any indemnifiable loss at any time subsequent to the making of a payment in respect thereof (an "indemnity Payment") is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment, the amount so received will be promptly repaid by the indemnitee to the indemnitor, together with interest thereon from the date of payment thereof at a rate equal to the then current prime rate.

                  (7) Upon making any Indemnity Payment, the indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of the indemnitee against any third party that is not an affiliate of the indemnitee in respect of the loss to which the Indemnity Payment relates. Without limiting the generality or effect of any other provision hereof, each such indemnitee and indemnitor will duly execute upon request all


                                  - 16 of 49 -
         instruments which fairly reflect, and are reasonably necessary to evidence and perfect, the above-described rights.

                  (8) Sellers and Purchaser, or any indemnitee claiming under them, shall each give the other prompt notice as provided in this section of any allegedly indemnified item incurred, asserted or threatened on the basis of which an indemnitee intends to seek indemnification from an indemnitor as provided herein; provided, however, that the obligation of an indemnitor shall be reduced for the failure to give notice at any particular time only to the extent that the indemnitor has been actually prejudiced thereby.

                  (9) The indemnity agreements contained in this Agreement shall inure only to the benefit of Purchaser and Sellers, respectively (and their respective subsidiaries, affiliates employees and successors to the extent they are indemnitees), and shall not be for the benefit of any other person or entity. These indemnity provisions shall not be construed to abrogate the corporate liability shield as provided by law, to extend a right of action to any third party not otherwise available, or to enlarge the underlying liability of any indemnitor or indemnitee to any third party.

                  (k) Notwithstanding any other provision contained in this Agreement to the contrary, neither Sellers nor Purchaser shall have any liability to the other or to any other indemnitee under this Agreement, or under any Related Agreement, document or instrument delivered pursuant to this Agreement, or in connection with the transactions contemplated hereby or thereby, for any indirect, consequential or incidental damages of any kind or nature. The following shall not constitute indirect, consequential or incidental damages: (i) amounts that an indemnitee is required to pay to a Third Party even if such amounts are for indirect, incidental or consequential damages sustained by such Third Party; or (ii) attorneys' fees and defense costs and expenses for which a right to indemnification is provided in this 1.03.

                  (l) The indemnification obligation of an indemnitor shall be adjusted so as to give credit to the indemnitor for any tax benefits available to the indemnitee by virtue of or as a result of the matter for which the indemnitee is being indemnified (net of tax detriments resulting to the indemnitee by virtue of such indemnification).

                  (m) Purchaser and Sellers each agree that the remedies provided to each party in this 1.03 shall be the sole and exclusive remedies of such party (or any person claiming by or through such party) for breach, misrepresentation or default by the other party under or with respect to this Agreement or any Related Agreement except for the following: (i) the parties shall be entitled to equitable remedies with respect to matters where an equitable remedy is


                                 - 17 of 49 -
provided in this Agreement or where such relief is available under principles of equity generally; and (ii) the parties shall not be limited as to remedy under circumstances constituting fraud in the inducement.

                  1.04 Rights of Set-Off

                  (a) Without limiting such other rights as it may have at law or equity or by agreement, the Purchaser shall have the right, subject to the procedures of this 1.04, to set off against, and withhold from, any payment otherwise due to Sellers under the Note: (i) the amount of any account receivable or work in process which is a Purchased Asset and is determined to be uncollected pursuant to 2.06(a) and 4.01; (ii) any amount for which Purchaser is entitled to an indemnification payment as provided in 1.03 (subject to the limitations of 1.03(j)(3) and 1.03(j)(5)); and (iii) as provided in paragraph
(c) below. In-kind goods or services provided by Purchaser for which Purchaser would be entitled to set off if paid by Purchaser in money shall be valued at Standard Rates (as defined in 4.11).

                  (b) Without limiting such other rights as they may have at law or equity or by agreement, Sellers shall have the right, subject to the procedures of this 1.04, to set off against, and withhold from, any payment otherwise due to Purchaser under this Agreement or under any Related Agreement any amount for which Sellers are entitled to an indemnification payment under
1.03 (subject to the limitations of 1.03(j)(3) and 1.03(j)(5)); and (iii) as provided in paragraph (c) below. In-kind goods or services provided by a Seller for which Sellers would be entitled to set off if paid by Sellers in money shall be valued at Standard Rates (as defined in 4.11).

                  (c) Subject to the procedures set forth below, but only with respect to Third Party Claims, it shall not be necessary that a Third Party Claim or a threatened Third Party Claim has resulted in actual damage to a party having set-off rights under this section for the party to exercise its set-off rights under this section, but rather such party shall have the right to provisionally withhold payment to cover the future effects of any Third Party Claim or threatened Third Party Claim pending actual conclusion of the matter, provided that the party asserting the right of set-off for a threatened Third Party Claim shall have produced sufficient objective evidence of facts and sufficient supporting legal authority for a competent, experienced attorney to conclude that:

                  (1) A written notice of the claim or threatened claim has been received by the party seeking to withhold;

                  (2) Either the loss-threatening event has occurred or there is a substantial probability that it will occur;


                                  - 18 of 49 -

                  (3) There is a substantial probability that the occurrence or probable occurrence will cause a loss;

                  (4) An action to hold the party liable for the loss could withstand a motion to dismiss or a motion for summary judgment;

                  (5) There is a substantial probability that the loss, including associated attorneys' fees and costs of defense, will be as great as the amount asserted for set-off;

                  (6) Either there is a substantial issue as to whether an available insurance policy provides coverage for the claim or there is a substantial potential that the insurance coverage available will not be adequate in amount to pay the portion of the loss asserted as a set-off; and

                  (7) If the set-off is not asserted at the present time, insufficient funds will remain subject to set-off following the next payment to enable the asserting party to protect its interests.

                  If (i) any of the above findings becomes no longer true, (ii) a formal proceeding has not been commenced with respect to such Third-Party Claim within one (1) year after the notice of intent to set off, (iii) settlement negotiations are not actively in progress to resolve such Third Party Claim after one (1) year from the notice of intent to set off, or (iv) such loss or damage does not in fact occur, then upon the earlier to occur of such events such party shall then pay the withheld amount to the other party together with interest on such amount from the payment due date at the Chemical Bank prime rate in effect on the due date for such payment.

                  (d) Purchaser may not set off any amounts under this section except to the extent that any reserve recorded on the Closing Balance Sheet for such liability or class of liabilities is not available or is inadequate to cover the asserted amount.

                  (e) If the parties have a dispute involving the exercise of set-off rights, including any issue as to insurance coverage or liability exposure, then within ten (10) days, Sellers and Purchaser shall confer in good faith in an effort to resolve the dispute. If the parties are unable to agree within thirty (30) days after the issue is first asserted, then such issue shall be submitted to non-binding mediation as provided in 7.15. Pending agreement or determination of a charge against available reserves and/or a set-off, the amount asserted for set-off may be withheld by the asserting party (subject to the provisions of paragraph (c) above) and shall not constitute a breach or default under this Agreement, provided that the withholding is reasonable as to amount and is undertaken in good faith with a reasonable belief as to the entitlement to the set-off.


                                  - 19 of 49 -

                  II. REPRESENTATIONS AND WARRANTIES OF SELLER

                  As a material inducement to Purchaser to enter into this Agreement, Sellers represent and warrant to Purchaser as follows:

                  2.01 Organization and Qualification

                  (a) Sellers are each corporations which are validly existing under the laws of their state of incorporation with the full corporate power and authority to enter into contracts, to sell their assets and to perform the other agreements and covenants as provided in this agreement. Sellers are authorized to do business and are in good standing in each jurisdiction in which the Engineering Division maintains an office or is required to be qualified except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Engineering Division. Schedule 2.01(a) lists each such jurisdiction in which the Engineering Division maintains an office and Sellers are authorized to do business. Sellers will not be, as a result of executing and performing this Agreement and related agreements, in violation or breach of, or in default with respect to, any term of their respective certificates of incorporation, by-laws or other charter documents.

                  (b) Sellers have no subsidiary or affiliated corporations or entities other than those listed on Schedule 2.01(b).

                  2.02 Capitalization and Shareholder Action

                  Except as set forth on Schedule 2.02, the stock or equity interests of Sellers are not encumbered or restricted in any way or subject to any agreement that will interfere with this transaction, affect Purchaser's title to or beneficial use of the Purchased Assets or subject Purchaser to liability to any stockholder. Stockholder approval of this sale of assets either has been duly obtained prior to Closing or is not required by law or under Sellers' respective certificates or articles of incorporation or by-laws.

                  2.03 Financial Condition

                  (a) Sellers have delivered to the Purchaser and attached hereto as Schedule 2.03 true and correct copies of the following: (i) audited balance sheets, statements of income, statements of retained earnings, and statements of cash flow of Smith or its predecessors for the fiscal year ended February 28, 1995, and the seven months ended September 30, 1995; (ii) unaudited balance sheet, statement of income, statement of retained earnings and statement of cash flow of Smith for the fiscal year ended September 30, 1996; (iii) unaudited selected balance sheet accounts and statements of income for the Engineering Division for the twelve


                                  - 20 of 49 -

(12) months ended September 30, 1996; (iv) unaudited selected balance sheet accounts and statements of income for the Engineering Division for the ten (10) months ended July 31, 1997 (the "Interim ED Financial Statements"). Within ten
(10) days following the Closing Date, Sellers shall provide (v) final unaudited selected balance sheet accounts ("Closing Balance Sheet") and statements of income, retained earnings and cash flows of Sellers for the period beginning October 1, 1996, and ending on the Effective Time (the "Closing Financial Statements"); and (vi) final unaudited balance sheet ("Closing ED Balance Sheet") and statements of income, retained earnings and cash flows of the Engineering Division for the period beginning October 1, 1996, and ending on the Effective Time (the "Closing ED Financial Statements").

                  (b) The Smith financial statements referred to in 2.03 have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. The balance sheet and financial statements of the Engineering Division have been prepared consistent with the accounting principles used in preparing the financial statements of Smith for contemporaneous periods and are representative of stand-alone financial statements except as follows: corporate costs were not allocated; there were no footnote disclosures; intercompany accounts were excluded; common area maintenance was excluded; cash was excluded; shutdown expenses for Norristown laboratory facility were excluded; $542,000 of accounts payable was excluded in exchange for the addition of a $542,000 employment agreement liability; legal expenses were excluded. Purchaser and Sellers have agreed to the value for fixed assets on the Interim ED Balance Sheet, and there shall be no post-Closing adjustment for fixed assets.

                  (c) Purchaser's in-house and independent accountants shall be afforded free and full access to the non-proprietary working papers and records used by Sellers' independent accountants and the working papers and records used by Sellers' in-house accountants in conducting their audits and in preparing their audited financial statements and unaudited Interim and Closing Financial Statements. If there is a difference of opinion between the two accounting firms as to the general acceptability of any of the accounting principles followed in connection with preparing or reviewing the unaudited Interim or Closing ED Financial Statements, the respective accountants shall immediately confer in an effort to resolve such differences. If the firms are unable to resolve a difference involving Closing Financial Statements delivered after Closing, the difference shall be resolved by submitting the dispute to a third firm of accountants who shall summarily decide the issue following a conference among the three firms at which the parties' respective accounting firms shall each be afforded the opportunity to present its position and the evidence supporting such position.

                  2.04 Tax and Other Liabilities


                                  - 21 of 49 -

                  (a) Sellers have filed all payroll and other federal, state, local and foreign tax returns required to be filed by them and have duly paid the trust portion of all employee-related taxes and have duly paid or established adequate reserves for the proper payment of all taxes and other governmental charges which may in any way result in a Lien on or claim against the Purchased Assets or on Purchaser's other assets or a liability or claim of liability against Purchaser for such taxes. Except for any specifically Assumed Liabilities for taxes, Purchaser shall incur no liability, cost or expense in connection with Sellers' federal, state, local or employee-related taxes, including any cost or expense arising from investigations, audits, proceedings or actions taken by taxing authorities.

                  (b) Sellers have paid or will pay all Sellers' expenses, taxes (except sales taxes), and other liabilities, resulting from the preparation of, or the transactions contemplated by, this Agreement. These costs will not be assumed by Purchaser except to the extent they are included on the Closing ED Balance Sheet and expressly assumed as Assumed Balance Sheet Liabilities.

                  (c) Except for the Assumed Liabilities, Sellers retain and Purchaser will incur no liability as a result of environmental conditions associated with any acts, omissions, or real property ownership, leasing or use by Sellers prior to the Effective Time.

                  2.05 Litigation and Claims

                  (a) Except as set forth on Schedule 2.05: (i) there is no material litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or, to the knowledge of Sellers, threatened (or any basis therefor known to Sellers) which, if adversely determined, could reasonably be expected to have a material adverse effect on the Engineering Division or the Purchased Assets; (ii) within the last two years, the Engineering Division has not been subject to any union activity or organized labor dispute; (iii) Sellers are not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree, including any environmental laws or regulations which could reasonably be expected to have a material adverse effect on the Engineering Division taken as a whole. Schedule 2.05 shall set forth, among other matters, all past (previous three years) and current material citations, violations, fines, judgments, decrees, orders, consent decrees or orders, and pending proceedings of any type arising out of the alleged violation of any federal, state or local criminal, bidding or procurement, environmental, health and safety, licensing or labor law or regulation or out of alleged deficiencies, negligence, intentionally wrongful act or breach of contract in the performance of services known to Sellers.


                                  - 23 of 49 -

                  (b) Purchaser will incur no liability, loss or cost as a result of claims, proceedings or litigation arising from Sellers' alleged acts or omissions.

                  2.06 Accounts Receivable and Properties

                  (a) All accounts receivable and work in process of the Engineering Division recorded on the Closing Balance Sheet are set forth on the agings delivered in connection with the Closing Financial Statements, will have arisen from valid transactions in the ordinary course of Sellers' business and will be collected by Purchaser, net of reserves for uncollectible accounts, within six (6) months of the Closing Date utilizing reasonable and customary collection procedures (i.e. measures such as legal action, referral to outside collection agency or mechanics lien shall not be required of Purchaser to conform to this standard). All accounts receivable and work in process of the Engineering Division recorded on the Closing ED Balance Sheet were fully earned as of the Effective Time, net of the reserve for billings in excess (no account receivable or work in process entry represents a prebilling except to the extent an allowance is reserved for it). 4.01 sets forth certain covenants of the parties with respect to the collection of accounts receivable.

                  (b) Except as disclosed on Schedule 2.06(b), each physical asset whose value is recorded on the Closing ED Balance Sheet will be in fully operational condition as of the Effective Time (except for normal wear and tear which is not such as to affect their operability).

                  (c) Except as noted on Schedule 2.06(c), no parcel of the Purchased Real Estate nor any property covered by any Assumed Premises Lease is encumbered by any liability arising from the presence of Hazardous Materials or pollutants on such property. Purchaser will incur no liability as a result of environmental conditions associated with any Purchased Real Estate, Assumed Premises Lease, or real property ownership, leasing or use by Sellers prior to the Effective Time.

                  2.07 Contracts and Other Instruments

                  (a) The Customer Contracts delivered at Closing pursuant to 1.01(a)(5) are all of the Customer Contracts of the Engineering Division.
Schedule 2.07(a) or the other schedules to this Agreement set forth a true and correct listing of all material contracts, other than Customer Contracts and contracts with subcontractors, to which any Seller is a party for the use or benefit of the Engineering Division, including material leases and licenses and all supply, distribution, agency, financing or other arrangements and understandings. Any of the foregoing not


                                  - 23 of 49 -
disclosed on the other schedules to this Agreement are listed on Schedule 2.07(a). For purposes of this 2.07(a) only, "material contract" means a contract, including Customer Contracts, which provides for the provision or purchase of goods or services in excess of $20,000 per annum or requires performance by Seller for a period of more than twelve months. With respect to Customer Contracts, "material arrangement or understanding" includes any relationship between Seller and any customer or group of related customers, whether formalized by binding written contract or not, from which Sellers derived more than $50,000 in the twelve months preceding the Closing Date. Neither Sellers nor, to Sellers' knowledge, any other party to any material contract, agreement, instrument, lease, or license is now or is expected by Sellers as of Closing to be in the future in violation or breach of, or in default with respect to complying with, any material provision thereof, and to Sellers' knowledge, each such material contract, agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms, except as disclosed on Schedule 2.07(a). Neither any Seller nor, to Sellers' knowledge, any other party to any material contract, arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such material contract, arrangement or understanding.

                  (b) Except for situations disclosed on Schedule 2.07(b) and for the cost of correction of which an adequate reserve is or will be recorded on the Closing ED Balance Sheet as a liability: all services rendered and products supplied by the Engineering Division prior to the Effective Time have been in conformity with the scope of performance defined by the contract or arrangement, and to the reasonable satisfaction of the customer; no curative or corrective work, replacements or payments are necessary to render such performance legally or contractually sufficient; and all costs for performance completed prior to Closing shall have been duly recorded as liabilities on the Closing ED Balance Sheet. Billings by Sellers on each Customer Contract to be acquired by Purchaser as a Purchased Asset shall not, as of the Effective Time, have constituted a greater percentage of total allowable billings under such contract than the percentage of work performed prior to the Effective Time shall have constituted of total work to be performed under such contract.

                  (c) Sellers enjoy peaceful and undisturbed possession under all Assumed Premises Leases and licenses under which the Engineering Division is operating. No Seller is a party to or bound by any contract, agreement, instrument, lease, license, arrangement, or understanding, or subject to any charter or other restriction, which, to the knowledge of Sellers, could reasonably be expected to have a material and adverse affect on the Purchased Assets or the operations or business of the Engineering Division. Sellers have no contract, agreement, lease, license, arrangement, or


                                  - 24 of 49 -
understanding related to, or which could reasonably be expected to have a material adverse effect upon, the Purchased Assets or Purchaser's title thereto or the operations of the Engineering Division with, any shareholder, any director, officer, or employee of any Seller, or any other corporation or enterprise in which any Seller, or any shareholder, any director, officer, or employee of any Seller, has a five percent (5%) or greater equity or voting or other substantial interest, other than such contracts and agreements as so listed and specified on Schedule 2.07(c). There exists no contract, agreement, right or understanding material to the business of the Engineering Division which is in the name of any principal, officer, director, shareholder or any other person or entity other than a Seller except as disclosed and so identified on Schedule 2.07(c).

                  (d) The backlog schedule provided as Schedule 1.01(a)(12) is correct to Sellers' knowledge as of the Effective Time, and, to Sellers' knowledge, the backlog items listed on such schedule all represent actual commitments by customers for the performance of services by the Engineering Division which are either actual contractual commitments or actual written or verbal communications of commitment received by a Seller from the customers to hire a Seller for the performance of such services in such amounts as are shown on the schedule.

                  2.08 Employees and Employee Liabilities

                  Except for the Assumed Liabilities and as provided in 4.04 hereof, Purchaser will not incur any liability to any governmental authority, to any third person (including employee benefit plans of Sellers or to or on behalf of Sellers' employees, any of which arise out of the employees' employment with Sellers, out of the employees' participation in any employee benefit plans of Sellers or out of Sellers' acts or omissions (as distinguished from Purchaser's acts or omissions, including without limitation its decision to hire or not hire any particular employee of Sellers), including (but not limited to) any liability: under ERISA or the Internal Revenue Code; for obligations to, or arrangements with employees for wages, salary, bonuses, incentive compensation, vacation pay, severance pay, insurance, or other benefits; for employee-related taxes; for personal injury or property damage; or for discrimination, harassment, or wrongful discharge under federal, state or local laws.

                  2.09 Patents, Trademarks, Copyrights, etc.

                  Sellers neither own, nor have pending or are licensed under any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset used by or sold or licensed to others by the Engineering Division and material to the Engineering Division's operations ("Intangibles"), other than as described in the


                                  - 25 of 49 -

Schedules to 1.01(a) or on Schedule 2.09, all of which are in good standing and uncontested. Except as disclosed on such schedules, no person other than Sellers owns any interest in any such Intangible.

                  2.10 Questionable Payments and Activities

                  Except to the extent assumed as an Assumed Liability, Purchaser will not be subject to any action, proceeding or liability or any debarment or other limitation on bidding or contracting and will not incur any costs in connection with ethics or contractor integrity rehabilitation programs as a result of any investigation or proceeding by a governmental agency based upon any bribe, ethics violation, or improper conduct by Sellers or persons for whose acts or omissions Sellers are responsible.

                  2.11 Authority to Sell

                  Sellers have all requisite corporate power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Sellers, including all shareholder notice and approvals required by law or the certificates or articles of incorporation or by-laws of Sellers, have been or as of the Closing Date will have been duly taken to authorize the execution, delivery, and performance of this Agreement by Sellers. This Agreement has been duly authorized, executed, and delivered by Sellers, constitutes the legal, valid, and binding obligation of Sellers, and is enforceable as to them in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor's rights generally. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any governmental authority, court or other tribunal or entity or individual is required by Sellers for the execution, delivery, or performance of this Agreement by them. The execution, delivery, and performance of this Agreement will not materially violate or result in a breach of any term of the certificate of incorporation, by-laws or other charter document of any Seller or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on any Seller or to which any of their operations, business, properties, or assets are subject.

                  2.12 Fictitious Names

                  Schedule 2.12 sets forth each fictitious name utilized by Sellers within the past two years.

                  2.13 Absence of Undisclosed Liabilities


                                  - 26 of 49 -

                  Except as set forth in the schedules to this Agreement or the Closing ED Balance Sheet, Sellers have no obligations or liabilities of any kind, fixed, accrued or contingent which would materially affect the value of the Purchased Assets or Purchaser's title to the Purchased Assets or the business associated therewith.

                  2.14 Assets Free and Clear of Liens

                  Except as set forth on Schedule 2.14, Sellers have, prior to Closing, good title to all of the Purchased Assets, free and clear of all liens, mortgages, security interests, pledges, charges, encumbrances, shareholders' agreements, or claims (collectively, "Liens"). Except for the Assumed Liabilities or as set forth on Schedule 2.14, at Closing the Purchased Assets will be free and clear of all Liens, and Sellers will have procured and delivered at or prior to the Closing proof of release and satisfaction of each and every Lien which is not assumed as an Assumed Liability or, but only to the extent that Purchaser consents in writing thereto at or prior to Closing, Sellers will have procured the written agreement of the holder of any such Lien to so release its Lien(s) as soon as the preparation and filing of the release can be completed, not to exceed ten (10) days after the Closing. Upon the Closing, Purchaser will have good title to the Purchased Assets, free and clear of all Liens except those expressly assumed as Assumed Liabilities.

                  2.15 Hazardous Materials - Lab and Field Samples

                  Prior to the Effective Time, Sellers have disposed of or moved to locations which are not Assumed Premises Leases or Purchased Real Estate: (i) all hazardous substances, pollutants or contaminants (as those terms are defined in 42 U.S.C. 9601 or under any similar, applicable state or local law); (ii) all petroleum wastes; (iii) all asbestos-containing materials, except for those incorporated in building materials in premises; (iv) all obsolete, discarded or off-specification laboratory or other commercially packaged chemicals or nuclear source materials (but not unconsumed laboratory chemicals, nuclear source materials which are components of equipment or other commercially packaged supplies conveyed as Purchased Assets and currently used in the Engineering Division's business); and (v) all laboratory or field samples upon which work has been completed prior to Closing (collectively "Hazardous Materials"). The foregoing warranty applies to all Hazardous Materials which, if not so disposed of or moved (vi) would be located in or on the Purchased Real Estate or in premises to be assumed by Purchaser under the Assumed Premises Leases or (vii) would be in the possession of the Engineering Division; or for which (viii) the Engineering Division could be held responsible for the care, custody or disposal.


                                  - 27 of 49 -

                III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  As a material inducement to Sellers to enter into this Agreement, Purchaser represents and warrants as follows:

                  3.01 Organization and Good Standing

                  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and duly qualified to engage in business in the state of Pennsylvania, with full power and authority to enter into and perform each of the transactions contemplated by this Agreement.

                  3.02 Execution and Performance Authorized

                  This Agreement and all other documents and agreements contemplated hereunder have been duly executed and delivered by the Purchaser, such execution and delivery and the consummation by Purchaser of the transactions contemplated hereunder have been duly authorized by all necessary corporate action, and no further action is required by law, its corporate charter, by-laws or otherwise to authorize all action to be taken by Purchaser with respect to this Agreement and the consummation of the transactions contemplated hereunder. The Agreement and the other documents contemplated hereunder are binding and are enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

                  3.03 Absence of Litigation

                  Except as set forth on Schedule 3.03, there is no action, lawsuit, proceeding or investigation of any kind or nature pending or threatened against Purchaser before any court, tribunal or administrative agency or board which might, individually or in the aggregate, materially and adversely (i) affect Purchaser's solvency or its ability to perform hereunder, or (ii) render any one or more of the transactions contemplated hereunder void or voidable.

                  3.04 No Other Default

                  The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereunder will not conflict with or violate or require any consent under and will not result in any breach or termination of Purchaser's corporate articles, by-laws or minutes or any agreement to which Purchaser is a party or by which any of its property is subject or by which it is bound, except for the agreements set forth on Schedule
3.04 for which Purchaser has obtained such waivers or consents as are required by such agreements.


                                  - 28 of 49 -

                  3.05 Permits and Filings

                  There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of any third party or any governmental or other regulatory authority as a condition of the lawful consummation of the transactions contemplated under this Agreement.

                  3.06         Absence of Lien

                  Except for the conditions specified elsewhere in this Agreement, the monies to be paid by Purchaser under 1.01 shall be paid by Purchaser and received by Sellers free and clear of any lien, charge or encumbrance arising out of any agreement or instrument to which Purchaser is subject or by which their properties are bound.

                  3.07 Solvency

                  At the Closing and after payment of the purchase price as required under 1.01, Purchaser will be and will remain solvent under all applicable federal and state laws and regulations. Purchaser also agrees that it will not intentionally cause its business to be conducted in a manner that results in its becoming insolvent; provided, however, that consistent with the foregoing, this covenant shall not restrict the future business decisions of Purchaser which relate to the Purchased Assets or the business associated therewith.

                  3.08 Corporate Documents

                  Purchaser has furnished to Sellers its certificate of incorporation and a certificate of good standing in Delaware and a good standing certificate evidencing Purchaser's qualification as a foreign corporation in good standing in Pennsylvania, each dated within thirty (30) days of the Closing.

                  3.09 Disclosure of Discovered Facts

                  Prior to Closing, Purchaser shall have disclosed to Sellers the existence of any facts discovered by Purchaser in the course of its due diligence which would render any of Sellers' representations or warranties materially untrue as of Closing.


                                  IV. COVENANTS

                  In addition to the other covenants of this Agreement, Sellers and Purchaser agree as follows:


                                  - 29 of 49 -

                  4.01 Collection of Accounts Receivable

                  (a) In the event that any account receivable or work in process which is a Purchased Asset and subject to 2.06(a) has not been collected by Purchaser within six (6) months, Purchaser may deem such account receivable or work in process to be uncollectible and transfer such account receivable or work in process to Sellers by written notice within seven (7) days after the end of such six (6) month period. Accounts or work in process may also be deemed uncollectible by agreement of the parties as provided in 4.01(c) and shall thereupon be transferred to Sellers. Purchaser may recover from the Sellers the amount of any such uncollected accounts and work in process, net of the reserve for such purpose on the Closing ED Balance Sheet, by set-off against the Note under 1.04.

                  (b) Purchaser shall provide Sellers with a monthly aging report of the purchased accounts receivable and work in process together with contact log summary of problem accounts. If at any time Purchaser determines that measures in addition to Purchaser's customary collection procedures (e.g. measures such as mechanics lien, legal action or referral to collection agency) should be employed on a specific account to obtain collection, Purchaser shall notify Sellers in writing of the measures proposed to be taken. If Sellers agree in writing that the proposed extraordinary measures should be taken or if Sellers themselves deem such action to be necessary without notice from Purchaser, Sellers shall notify Purchaser in writing of their agreement to such measures. Sellers' agreement to the taking of extraordinary collection measures shall constitute their agreement to having the reasonable cost of such measures actually incurred, first charged against the reserve for uncollectible accounts and the excess, if any, set off under 1.04.

                  (c) At any time the parties may by mutual written agreement deem an account uncollectible, Purchaser shall re-assign it to Sellers and charge it off of available reserves and set off the excess, if any. Purchaser shall not unreasonably deny such request. Such request by Sellers for reassignment shall constitute Sellers' agreement to a reduction in the reserve for uncollectible accounts by such amount or, to the extent that the remaining reserve balance is thereby exceeded, to a set-off in such excess amount, which Purchaser shall exercise at the time of its payment on the Note.

                  (d) Purchaser agrees to use its best efforts to bill all work in process which is a Purchased Asset as soon as is possible under the contract giving rise to the work in process and within the administrative capabilities of Purchaser in the transition after Closing. Within 30 days after Closing, Purchaser shall deliver an opening ledger of work in process billings which documents amount billed on each account, amounts charged off as unbillable and amounts for which billing is not yet possible or has not yet been completed. Within 10 days after its receipt of such ledger, Sellers shall object to any of Purchaser's determinations that all


                                  - 30 of 49 -
or a portion of any work in process account is not billable or is not yet able to be billed.

                  (e) The parties agree to confer in good faith to resolve any disputes concerning the covenants set forth in 4.01, and if a dispute cannot be so resolved, to follow the procedure set forth in 2.03(c) for resolution of disputes involving accounting issues to determine the matter.

                  4.02 Public Statements

                  Before Sellers or Purchaser shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, they shall cooperate with the other party hereto and shall furnish drafts of all documents or proposed oral statements for comments, and shall not release any such information without the written consent of the other party hereto. Nothing contained herein shall prevent Purchaser or Sellers from making any release or furnishing any information if required to do so by law or regulation, but even in such case, the other party shall be given notice of the release and an opportunity to comment on the contents.

                  4.03 Non-Competition

                  (a) In consideration of the payments to be made and the Purchaser's other covenants hereunder, Sellers agree to strictly abide by the following covenants. Sellers agree that for a period of two (2) years after Closing, they will not:

                  (1) Non-Competition. Within the regulated zone, either directly or indirectly, perform for hire services in the same fields in which the Engineering Division has been engaged or own, or participate in, be employed by, or serve as a consultant or other agent or contractor to or for any business or enterprise, other than Purchaser, engaged in such fields of services in which the Engineering Division has been engaged, without the express written consent of Purchaser. The "regulated zone" means all area within one hundred miles of the city limits of an Engineering Division office as listed in 1.01(a) during the year prior to Closing. The "fields in which the Engineering Division has been engaged" means the service types and functions with respect thereto performed by the Engineering Division within the two
         (2) year period prior to Closing, including (but are not necessarily limited to) the functions set forth in 1.01(a). Notwithstanding the foregoing, Sellers shall not be precluded from performing the following services in the regulated zone: (i) turn-key remediation design and construction contracts; or (ii) after giving at least five (5) days prior written notice to Purchaser, sole source contracts for clients which were, prior


                                  - 31 of 49 -
         to Closing, clients of the Sellers' operations other than the Engineering Division and were not actively solicited by Sellers for such contract in violation of (4) (i.e. the client was the initiator of the request for Sellers to perform such services on a sole source basis). Furthermore, in the event of an acquisition by any of the Sellers of, the acquisition of any of the Sellers by, or a merger of any of the Sellers with another entity providing services in the fields in which the Engineering Division has been actively engaged (individually or collectively "M&A Transaction"), nothing herein shall prevent the Sellers or such entity from continuing to provide such services in the regulated zone, provided that to the extent that the acquired or acquiring entity does not maintain an office within the regulated zone as of the closing of such M&A Transaction, neither the Sellers nor any such entity shall establish an office within the regulated zone within the two (2) year period following Closing.

                  (2) Non-Disclosure. Use for their benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than Purchaser or its affiliates, any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, customers or clients or any other confidential information relating to or dealing with the business operations of the Engineering Division. The covenants in this clause
         (2) shall not apply to (i) information that is generally known in the industry, (ii) information that is in the public domain not as a result of the violation of the Sellers' undertakings herein, or (iii) any disclosure or use required by law or court order.

                  (3) Non-Solicitation - Employees. Either directly or indirectly, for themselves or any person or entity other than Purchaser, hire, or induce or attempt to influence to terminate his employment, any employee or former employee of the Engineering Division to which Purchaser extended an offer of employment conforming to 4.04. An "employee" shall be considered a "former employee" for a period of one (1) year following termination of employment with the Engineering Division, Purchaser or Purchaser's subsidiaries or affiliates.

                  (4) Non-Solicitation - Customers. Directly or indirectly on behalf of themselves or any third party, make any sales contact with, or solicit or accept business from, any customer or prospective customer of the Engineering Division for the purpose of securing a commitment from such customer or prospect to purchase services in the fields in which the Engineering Division has been engaged, unless such customers were also customers of any entity involved in M&A Transaction with Sellers.


                                  - 32 of 49 -

                  (5) Use of Names. Except for the benefit of Purchaser or its subsidiaries or affiliates, use the names included as Purchased Assets by 1.01(a)(7).

                  (b) Except as otherwise defined in this section or as the context otherwise plainly requires, terms used in this section shall have the same meaning as elsewhere in this Agreement. Undefined terms shall have their ordinary meaning.

                  (1) The term "participate in" means "directly or indirectly, for their own benefit or for, with, or through any other person or entity, own, manage, operate, control, loan money to, give money to, or participate in the ownership (except as a non-controlling owner of less than 5% of the stock of a publicly-held corporation), management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of their names in."

                  (2) The term "customer" means any entity with whom Sellers had entered into a contract or engagement, either written or oral, for the performance of a service by the Engineering Division or from whom Sellers recorded revenue for Engineering Division services, within the two (2) year period prior to Closing.

                  (3) The term "customer prospect" means any person or entity who had a potential need for services of a type provided by the Engineering Division (i) to whom Sellers submitted a written proposal for either specific services by the Engineering Division or for a master or general services arrangement with the Engineering Division within the two (2) years prior to Closing or (ii) with whom the Engineering Division, within the two (2) years prior to Closing, developed or maintained a business relationship or about whom Sellers acquired knowledge of its desire to purchase Engineering Division services.

                  (4) The term "indirectly" includes, but is not limited to, means such as acting through or on behalf of, assisting, arranging, encouraging, making a loan or gift to, owning or having an ownership interest in (except for passive investments in publicly traded securities of less than five percent of the outstanding voting stock
         of) or entering into a partnership or similar arrangement with.

                  (5) The term "turn-key" means a contract where the contractor is required by the terms of the contract to undertake all of the services of design and construction of a remediation system as a condition of entering into the contract.


                                  - 33 of 49 -

                  (6) The term "sole source" means a contract which is awarded to Sellers on the basis of a relationship which pre-existed the decision to award such contract to Sellers and which was offered to Sellers alone because of such relationship on a non-competitive basis.

                  (c) Sellers agree that the restrictive covenants of this 4.03 are reasonable in scope and duration and are necessary to protect the bona fide confidential business information purchased by Purchaser from Sellers and to protect the value for Purchaser of the Purchased Assets, the associated good will, and Purchaser's employee, customer and business relationships. Sellers agree that the Engineering Division has either had offices or has actively and substantially performed services throughout the entire United States and that the regulated zone limiting the applicability of (a) hereof is therefore a necessary and reasonable coverage area. Sellers expressly agree that the customer list and other customer and business information purchased by Purchaser as Purchased Assets are proprietary, and they agree that a breach of any of these provisions will cause immediate and irreparable harm for which money damages alone will not be an adequate remedy and that Purchaser shall have available to it, in addition to any other remedies available by law, equitable remedies, including the remedies of specific performance, preliminary injunction and injunction, to compel performance of and to enjoin the breach or threatened breach of the provisions of this section, without the necessity of proof of immediate and irreparable harm and of providing any injunction bond.

                  (d) If any restrictive covenant contained in this 4.03 shall be deemed by a court or arbitrator to be invalid, illegal, or unenforceable under the laws of any jurisdiction by reason of the extent, duration, or geographical scope thereof or otherwise, the balance of this section shall remain in effect in such jurisdiction and the entire agreement shall remain in effect in all jurisdictions in which such provision is lawful and enforceable. If any such provision is unenforceable as to any circumstance, it shall nevertheless remain applicable to all other circumstances. Sellers and Purchaser agree that the court or arbitrator shall be authorized to reform such provision by reducing such extent, duration, geographical scope, or other provision hereof, or otherwise modifying or limiting such provision to the minimum extent necessary to render such provision enforceable, and in its reformed form such restriction shall be enforceable in the manner contemplated hereby.

                  4.04 Hiring of Engineering Division Employees

                  (a) Effective as of the Closing, the Purchaser shall offer employment, on an "at will" basis, at their then current rates of base pay and employment status to all employees who are employed by the Sellers in the Engineering Division listed on Schedule 4.04


                                  - 34 of 49 -

("Offerees"). Such Offerees who accept employment with the Purchaser shall be referred to herein as the "Hired Employees." Purchaser shall provide the Hired Employees the same benefits and benefit options, including health insurance coverage, provided to the other employees of Purchaser. Purchaser's health plan shall not impose any limitation or exclusion with respect to any pre-existing condition that affects coverage for the Hired Employees or their spouses or dependents, and Purchaser shall make such coverage available to all of the Hired Employees, spouses and dependents who were eligible as of the Closing Date to receive such coverage under Sellers' plan. In addition, Purchaser shall provide to the Hired Employees the same benefits provided to Purchaser's other employees. Subject to the preceding two sentences, Purchaser may modify, alter or terminate any of the terms and conditions of employment of the Hired Employees. Nothing in this Agreement shall prevent the Purchaser from terminating the employment of any Hired Employee at any time after the Closing Date. Purchaser represents to Seller that it does not intend to implement a "plant closing" or a "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act ("WARN"), in respect of the Engineering Division within 150 days after the Closing Date. Purchaser further agrees to assume responsibility for giving any and all notices required by WARN and to assume liability for any alleged failure to give a WARN Notice.

                  (b) The Sellers agree to cause the release of the Hired Employees from any contractual provision with the Sellers which would impair the utility of such employees' services to Purchaser or which would impose upon such employees any monetary or other obligation to the Sellers which otherwise would be occasioned by the termination of such employees' employment or relationship including, without limitation, any agreements of noncompetition or confidentiality.

                  (c) At the Closing, Purchaser shall assume all liabilities of Sellers to the extent included in the Assumed Balance Sheet Liabilities relating to the payment of all accrued but unpaid overtime, vacation and holiday pay, sick pay and short-term disability pay of the Hired Employees, regardless of whether such individuals are actively at work on the Closing Date or are on a leave of absence. For purposes of this Agreement the term "leave of absence" shall include medical leave of absence, military leave of absence and workers' compensation leave of absence. Effective as of the Closing Date, Purchaser shall assume liability for all post-Closing claims (including, without limitation, claims arising under the health care continuation coverage requirements of
Section 4980B of the Code and Sections 601 through 608 of ERISA) which are properly payable with respect to the Hired Employees under each of Purchaser's benefit plans, including without limitation, all life insurance, medical, dental, accident and disability plans, programs, policies or arrangements.


                                  - 35 of 49 -

                  (d) Purchaser shall offer all Hired Employees the option to participate from and after the Closing Date in Purchaser's 401(k) plan ("Purchaser's Plan") on the same terms as Purchaser's other employees. Purchaser shall permit all Hired Employees who were participants in the Smith Environmental Technologies Corporation Profit-sharing and 401(k) Plan ("Sellers' Plan") as of the day immediately preceding the Closing Date to roll over their shares in Sellers' Plan into Purchaser's Plan. Purchaser's Plan shall, for purposes of vesting and eligibility, recognize all service of Hired Employees that was recognized under Sellers' 401(k) Plan as of the day immediately preceding the Closing Date.

                  (e) Following the Closing Date, the Sellers shall take such action as may be necessary to cause the account balances of all Hired Employees in the BCM Engineers Inc. Employee Stock Ownership and Profit Sharing Plan to be distributed pursuant to the terms of such plan, and Purchaser shall permit Hired Employees to roll over such distributions into Purchaser's Plan to the extent such rollover is allowable under Purchaser's Plan.

                  4.05 Transaction Costs and Expenses

                  Except as otherwise expressly agreed herein, Sellers and Purchaser shall each bear and pay all of their respective costs, fees, expenses and taxes incurred in connection with bringing about this transaction including, without limitation, all legal, accounting, auditing and appraisal fees in negotiating and preparing the documents and in consummating, closing and carrying out the transactions contemplated hereby. Any costs to be charged to the Engineering Division shall be included on the Closing ED Balance Sheet.

                  4.06 Information, Books and Records

                  (a) Each party shall provide to the other, with reasonable promptness following a request in writing (not to exceed ten (10) business days), such information and data with respect to the Engineering Division business before the Effective Time and/or the Purchased Assets as may from time to time be requested by the other party. In the event either Purchaser or Sellers are required or desire to prepare audited statements for any reasonable purpose including the desire to verify any information provided to the other party relative to this Agreement or in connection with future financings or transactions desired by either party, the parties agree to allow the other party reasonable access to documents and records, including the non-proprietary working papers of the other party's accountants, subject to standard hold harmless agreements which may be required by such accountants, and to provide reasonable cooperative assistance in the preparation of reports, documents, etc. (including the signing of management representation letters and the like) without charge except for reimbursement of any actual, out-of-pocket expenses, exclusive of the cost of in-


                                  - 36 of 49 -
house staff time. Notwithstanding the foregoing, in the event that a party is or anticipates becoming a party to litigation, neither this 4.06 nor any other provision of this Agreement shall be construed to require such party to provide information to the other which could prevent such party from making a bona fide claim of attorney/client privilege or such other privileges as may be applicable with respect to such information.

                  (b) Neither party shall intentionally dispose of or destroy any of the Records in its possession except in conformity with the procedures set forth in this section. If a party wishes to dispose of or destroy any of such Records, it shall first give thirty (30) days prior written notice to the other party of the action it intends to take, and the other party shall have the right, at its option and expense, upon prior written notice to the notifying party within such 30-day period, to take possession of such affected Records within 30 days after the date of the notice of intent to take possession.

                  (c) Each party shall exercise reasonable care in the care, custody and maintenance of the Records and records of Sellers pertaining to the Engineering Division or the Purchased Assets in its possession. A party shall be responsible for actual damage caused to the other party only as a result of its intentionally wrongful act in maintaining the records. Neither party shall have liability to the other party or any other person as a consequence of the nonexistence of any record or such party's inability to locate any record unless the loss or destruction of the record is proven, by clear and convincing affirmative evidence, to have been due to the allegedly possessing party's intentionally wrongful act.

                  4.07 Addresses, Mail and Deliveries

                  Purchaser shall have the right to receive and open for inspection any mail or deliveries received at any of its offices, including any office that is an Assumed Premises Lease, which is addressed to any name in which the Engineering Division did business prior to Closing or to any person who was an employee or former employee of the Engineering Division or which otherwise reasonably appears to potentially contain Purchased Assets or correspondence or documents which would customarily be received by the owner of the Purchased Assets unless it is clear from the envelope that the contents relate to the business of Sellers other than the Engineering Division or are personal in nature. Purchaser and Sellers agree to cooperate in good faith to achieve the prompt delivery to each other of mail and deliveries, to use their best efforts to avoid opening mail or deliveries which rightfully belong to the other and to turn over to the other any property, including checks or money, belonging to the other within three (3) days after determining its rightful ownership. Purchaser shall have the exclusive right to apply for change of address, change of telephone numbers or location of telephone numbers applicable to


                                  -37 of 49 -
the purchased names or Purchased Assets. Sellers agree to execute and return to Purchaser within three (3) days after receipt thereof such assignment or consent forms as Purchaser requests to effect such changes of address, telephone number location or telephone numbers.

                  4.08 Related Agreements

                  Sellers and Purchaser each agree to execute and deliver at Closing the Related Agreements to which they are a party referenced in 5.01.

                  4.09 Assignment of Agreements - Benefits of Ownership to be
                       Provided Where Assignment or Novation Not Possible

                  (a) Sellers shall use their best efforts to attempt to secure (and to assist Purchaser in securing) all consents and approvals required to effect the assignment of the Customer Contracts and other agreements to be transferred to Purchaser hereunder. Use of best efforts shall not require Sellers to pay funds to third parties for their agreement to provide such a consent. Sellers agree that, upon the written request of Purchaser, they will execute and return to Purchaser each and every assignment, consent to assignment or novation, or other document reasonably necessary to effect the transfer or execution of any Customer Contract or other contract, asset or benefit to be conveyed hereunder within two (2) business days after receipt of such document. Sellers' covenant in this regard shall be absolute and not subject to any right of non-performance for any reason, including breach by Purchaser, and Sellers expressly acknowledge and agree: (i) that this covenant is of critical importance to Purchaser; (ii) that its breach will cause Purchaser immediate and irreparable harm for which money damages alone will be difficult of ascertainment and inadequate; and (iii) that in the event of a breach hereof, Purchaser shall be entitled to immediate equitable relief in the form of an emergency, preliminary injunction or decree on a summary basis for specific performance or mandatory injunction without any requirement for the posting of any bond or undertaking or proof of immediate and irreparable harm.

                  (b) Sellers agree that, as of the Closing Date, they will appoint and authorize one or more persons to execute after Closing assignments, novations, consents to assignment and other documents necessary to effect the transfer of contracts, the Purchased Assets or the benefits thereof to Purchaser in cases where such documents, in addition to those executed and delivered at Closing, are required by a customer, a title registration officer or other third party as a condition of permitting the transfer or conferring the benefit. Sellers shall provide such persons the corporate seals of Sellers to be used for the purpose of executing transfer documents. Sellers will promptly notify Purchaser in writing of any changes


                                  - 38 of 49 -
from time to time in the identity of the persons so authorized. If the persons appointed under this section are employees of Purchaser or its affiliate, Purchaser shall indemnify Seller pursuant to 1.03 for any damage caused to Sellers as a result of such appointed persons' acts or omissions.

                  (c) With respect to any Customer Contract, Subcontract or Assumed Liability which Sellers and Purchaser are not able to promptly obtain a consent to assign or novate, which are otherwise not capable of assignment or novation or which Purchaser is precluded from performing on a stand-alone basis because of a transitional licensing issue, Purchaser shall nevertheless be deemed to be entitled to all beneficial interest in such Customer Contract, Subcontract, or Assumed Liability as against Sellers, and Sellers shall use their best efforts to: (i) subcontract such Customer Contract or Assumed Liability to Purchaser on the same terms and conditions as the original (except that Sellers shall retain all pre-closing liability as provided in 1.02 except as assumed as an Assumed Liability); and/or (ii) cooperate in any reasonable and lawful arrangement to provide to the Purchaser all the benefits of such Customer Contract or Assumed Liability, such as (but not limited to) re-hiring such of Purchaser's employees on a part-time, temporary basis as are necessary to perform such contractual obligations on Purchaser's behalf, provided Purchaser pays all Sellers' direct costs and expenses associated with such re-hiring and work and assumes and indemnifies Sellers against all direct costs and liability associated with such re-hiring and performance of services. Similarly, Purchaser shall cooperate with Sellers to ensure that Sellers receive the benefit of the assumption of the Assumed Liabilities by Purchaser.

                  (d) Sellers hereby grant to Purchaser a one-year limited license to use the names "Smith Technology Corporation," "Reidel Environmental Services Inc.," and "Canonie Environmental Services Corp." on a transitional basis to enable Purchaser to use, obtain the benefits from (including payment), and effect the transfer of, the Purchased Assets. Sellers authorize Purchaser to endorse checks payable to any of these names where the check is delivered in payment of amounts due under a Customer Contract, an account receivable or work in process, any deposit, bond, bond collateral, proceeds, refund, or prepaid expenses which are Purchased Assets. Purchaser agrees to strictly restrict its use of such names to the minimum extent necessary to achieve the purposes set forth in this section. Purchaser shall not conduct any sales or marketing activities under such licensed names. Purchaser agrees to indemnify Smith pursuant to 1.03 for Third Party Claims against Sellers arising from Purchaser's use of such names or for any breach by Purchaser of the limitations on use contained in 4.09(d).


                                  - 39 of 49 -

                  4.10 Reserves and Allowances

                  To the extent such reserves or allowances are assumed as Assumed Balance Sheet Liabilities, Purchaser shall be obligated to make payments or reimbursements to or on behalf of Sellers for amounts recorded on the Closing ED Balance Sheet as reserves or allowances for anticipated expenses or liabilities. Such payments shall be paid by Purchaser up to the recorded amount of the reserve or allowance upon presentation of vendor invoices or proof of payment approved in writing by a person designated by Sellers in writing as authorized to submit invoices for such purpose on Sellers' behalf. Purchaser shall have no liability to Sellers as a result of paying any expense so approved. Purchaser's payment or reimbursement of expenses covered by Seller's reserves or allowances which are Assumed Balance Sheet Liabilities shall not be construed as any indication whatsoever that Purchaser has assumed liability for Sellers' debts, liabilities or administrative responsibility, either for the specific class covered by such reserve or in general, beyond the amount of the recorded reserve except as such are themselves assumed specifically as Assumed Liabilities.

                  4.11 Standard Rates

                  Whenever any goods or services are provided or procured by Sellers or Purchaser to correct or remedy the other party's breach, default, or deficiency of performance under any representation, warranty, or covenant of this Agreement, such goods or services shall be valued at Purchaser's or Sellers' Standard Rates, respectively. "Standard Rates" means the rate which Purchaser or Sellers would charge an ordinary commercial customer for the particular class of services being performed or the retail market price for goods supplied. Such rates shall not exceed the rates which similar firms would charge for such goods or services in the location in which they are being delivered.

                  4.12 Insurance after Closing

                  Sellers shall either: (i) for a three (3) year period after Closing, maintain in full force and effect, and timely pay all premiums on, each policy of insurance in effect prior to Closing which was written on a claims made basis or procure other policies of equal coverage and financial strength covering such three (3) year period in order to ensure coverage for a three year period of claims or losses arising from Sellers' alleged professional or other acts, omissions and negligence; or (ii) prior to the Closing or prior to the expiration of any policy referred to in (i), procure an extended reporting period under such policy which shall not expire sooner than the date three (3) years after the Closing Date. Such insurance shall have limits of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate with a deductible not to exceed $150,000. Purchaser shall be named as an additional


                                  - 40 of 49 -
insured under each such policy. At Closing and thereafter, Sellers shall deliver certificates evidencing the continuing existence and adequacy of the insurance required by this section and, on request by Purchaser, a copy of each such policy.

                  4.13 Successor Payroll Issues

                  Purchaser shall be the successor employer to Sellers, with respect to the Hired Employees, for purposes of post-Closing FICA taxes and reporting, FUTA taxes and reporting, and corresponding state payroll laws and regulations. Purchaser agrees to perform the obligations of a successor employer for such taxes and reporting purposes and will indemnify, defend and hold Sellers harmless from and against any and all liabilities or obligations arising out of Purchaser's election to be treated as a successor employer for such purposes or its failure to perform or properly perform all of Purchaser's obligations as a successor employer of Sellers for the purposes set forth in this section, including but not limited to completing accurately and completely all Forms 941, 940, W-2 and W-3 related to obligations accruing after Closing required of Purchaser in its status as successor employer. Sellers shall perform such obligations for pre-Closing accruals. This section shall not be construed to imply that Purchaser is liable as a successor employer or otherwise as a successor to Sellers for any purpose except for the limited purposes set forth in this section.

                  4.14 Unrecorded Payables

                  The parties anticipate that Sellers will incur trade payables in the ordinary course after Closing which relate to goods delivered to or services performed for the Engineering Division prior to Closing but which were not recorded on Schedule 1.01(b)(5) and the Interim ED Balance Sheet because of non-receipt of invoice or delay in Sellers' internal routing and recording of such payables. Sellers agree that prompt payment of certain of accounts payable that are from utility services (including telephone) or from vendors, subcontractors or suppliers of direct materials related to purchased accounts receivable or work in process (the "Payables in Process") are of material importance to Purchaser, and Sellers accordingly agree to either: (i) pay any Payable in Process within seven (7) days after receipt; or (ii) provide notice to Purchaser within seven (7) days of Sellers' receipt of such Payable in Process and of its intention not to pay it within seven (7) days. If Purchaser then requests Sellers to pay such Payable in Process, Sellers shall use their best efforts to pay the same within seven (7) days. If Sellers are unable to, or otherwise do not, so pay, Purchaser shall be authorized to pursue its rights under 1.01(b)(5), and if such remedy is not available, its other rights and remedies under this Agreement. Any dispute between the parties under this section or 1.01(b)(5) shall be resolved as provided in 2.03(c).


                                  - 41 of 49 -

                              V. RELATED AGREEMENTS

                  5.01 Related Agreements

                  The following related agreements (the "Related Agreements") shall be executed at Closing by the applicable parties:

                  (a) The Smith Non-Competition Agreement between Brian Smith and Purchaser.

                  (b) The Joint Services Agreement providing for the joint occupancy of shared premises and temporary access to information, data processing, computer systems and other services which were, prior to Closing, used by both the Engineering Division and Sellers' other operations.

                  (c) Audit Representation Letter Agreements of Brian Smith, Thomas Campbell and W. D. Nelson pursuant to which Mr. Smith, Mr. Campbell and Mr. Nelson will each agree to provide a standard representation of liabilities and contingent liabilities letter in connection with any audit which Purchaser elects to perform or auditor's consent which Purchaser requires.


                                   VI. CLOSING

                  6.01 Closing, Closing Date and Effective Time

                  The closing of the transactions contemplated hereunder took place at 3:00 p.m. on August 19, 1997, at the offices of Smith Technology Corporation, at One Plymouth Meeting, Plymouth Meeting, PA. The effective time for the consummation of the transactions contemplated in this Agreement to occur "at Closing" or "on the Closing Date" shall be 12:00 a.m. EST on August 20, 1997 (the "Effective Time").

                  6.02 Sellers' Obligations at Closing

                  At or prior to the Closing, Sellers shall deliver or cause to be delivered to Purchaser, in form reasonably satisfactory to Purchaser, the following:

                  (a) A Bill of Sale and Assignment substantially in the form set forth in Exhibit 6.02(a), sufficient to effect and evidence the transfer, conveyance and delivery of the Purchased Assets.

                  (b) A fully executed assignment of each Assumed Premises
         Lease.

                  (c) The fully executed Smith Non-Competition Agreement between Purchaser and Brian Smith and the Audit Representations Letter Agreements of Brian Smith, Thomas Campbell and W. D. Nelson.


                                  - 42 of 49 -

                  (d) A certificate of title duly assigned and a bill of sale for each vehicle which is a Purchased Asset.

                  (e) A fully executed UCC-3 in the case of security interests governed by the Uniform Commercial Code and, in other cases, a fully executed release and satisfaction of each security interest, lien or encumbrance against any of the Purchased Assets except: (i) those for which Purchaser has expressly assumed in full as an Assumed Liability either the obligation underlying such security interest or the responsibility for obtaining the release of such interest or (ii) as provided in 2.14.

                  (f) Certificates of insurance naming Purchaser as an additional insured evidencing the insurance policy(ies) under 4.12.

                  (g) A resolution of Sellers' Board of Directors authorizing the execution, delivery and performance of this Agreement and all Related Agreements by Sellers, to the extent they are parties thereto.

                  (h) Fully executed appointment or appointments of one or more officers or agents to act on behalf of Sellers to execute assignments and novations of contracts as provided in 4.09(b).

                  (i) An opinion of counsel to Sellers, satisfactory to counsel for the Purchaser.

                  (j) All material approvals, consents and/or waivers that are necessary to effect the transactions contemplated hereby.

                  (k) Such other documents (including certificates of officers of Sellers) as the Purchaser may reasonably request in order to enable the Purchaser to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  (l) All other schedules, certificates and other documents required by this Agreement to be delivered on or before Closing.

                  (m) At any time or times on or after the Closing, Sellers shall execute, acknowledge, and deliver any and all further assurances, documents, and instruments reasonably requested by Purchaser in order to effectively convey the Purchased Assets and all ownership of such assets free and clear of encumbrances or title defects except as expressly authorized herein and shall take all other actions consistent with the terms of this Agreement that may reasonably be requested by Purchaser in order to effectuate the purposes and intent hereof.


                                  - 43 of 49 -

                  6.03 Purchaser's Obligations at Closing

                  At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Sellers, in form reasonably satisfactory to Sellers, the following:

                  (a) The cash payable at Closing under 1.01(b)(1).

                  (b) The Note deliverable at Closing under 1.01(b)(2).

                  (c) The Short Term Note deliverable at Closing under
         1.01(b)(5).

                  (d) A resolution of the Board of Directors of Purchaser authorizing its execution, delivery and performance of this Agreement.

                  (e) An opinion of counsel to Purchaser, satisfactory to counsel for the Sellers.

                  (f) All material approvals, consents and/or waivers that are necessary to effect the transactions contemplated hereby.

                  (g) Such other documents (including certificates of officers of Purchaser) as the Sellers may reasonably request in order to enable the Sellers to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  (h) At any time or times on or after the Closing, Purchaser shall execute, acknowledge, and deliver any and all further assurances, documents, and instruments reasonably requested by Sellers in order to effectively convey or assure payment for the Purchased Assets and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Sellers in order to effectuate the purposes and intent hereof.


                               VII. MISCELLANEOUS

                  7.01 Brokerage Fees

                  (a) Sellers acknowledge that The Environmental Financial Consulting Group, Inc. ("EFCG") acted as a broker for Sellers relative to this transaction, and Sellers further acknowledge that they are obligated to pay EFCG a commission for such services. Sellers agree to pay such amounts and to hold Purchaser harmless from any liability for the obligation to pay such finders fee to EFCG.

                  (b) Except for such brokerage arrangement specified in (a), neither the Purchaser nor Sellers have consented to or authorized any broker, or third party to act on its behalf, directly or



                                  - 44 of 49 -
indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement. In the event any claim is made for a broker's or finder's fee other than that described in (a) in connection with the transactions contemplated hereunder, the party responsible for retaining or securing said broker or finder shall be solely responsible for the payment of any broker's or finder's fees incurred as a result thereof. Further, the responsible party shall indemnify the other party against any loss or liabilities by reason of such broker's or finder's fees.

                  7.02 Further Actions

                  At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the transfer of the assets hereunder and the purposes of this Agreement.

                  7.03 Availability of Equitable Remedies

                  Since a breach of the provisions of this Agreement could not adequately be compensated by money damages and would cause immediate and irreparable harm, either party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance to compel performance hereof without proof of immediate and irreparable injury or uniqueness of the assets to be conveyed or without the necessity of the posting of a bond for such relief.

                  7.04 Survival

                  Except as otherwise provided herein, the covenants, agreements, representations, and warranties contained in, made or undertaken pursuant to this Agreement or any Related Agreement are (i) material, (ii) have been relied upon by the party to whom given, irrespective of any investigation made by or on behalf of such party, (iii) shall survive the Closing and any delivery of the purchase price by the Purchaser and Purchased Assets by Sellers, and (iv) shall not merge in the performance of any obligation by any party to this Agreement or any Related Agreement.

                  7.05 Entire Agreement - Modification

                  The Agreement and the exhibits, schedules and Related Agreements hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.


                                  - 45 of 49 -

                  7.06 Notices

                  All notices, elections, payments, reports or other correspondence required or permitted hereunder shall be in writing and deemed to have been properly given or delivered when personally delivered, mailed by certified mail or delivered by a nationally recognized overnight express courier, postage or delivery fees prepaid, to the party to whom directed at the below specified addresses:

        A.        If to Sellers:

                  Thomas F. Herlihy
                  President and CEO
                  The Smith Technology Corporation
                  One Plymouth Meeting
                  Plymouth Meeting, PA 19462

with a copy sent in one of the prescribed manners to:

                  John E. Zamer, Esq.
                  Jones, Day, Reavis & Pogue
                  3500 SunTrust Plaza
                  303 Peach Street
                  Atlanta, GA 30308-3242

        B.        If to Purchaser:

                  Mr. Morry F. Rubin, President
                  ATC Group Services Inc.
                  104 East 25th Street, 10th Floor
                  New York, NY 10010

with a copy sent in one of the prescribed manners to:

                  John Smith, Esq.
                  ATC Group Services Inc.
                  1515 East 10th Street
                  Sioux Falls, South Dakota 57103-1721

Any such notice shall be deemed given at the time of personal delivery, three days after deposit with the mail or one day following deposit with an overnight express courier. The address of a party may be changed in accordance with the notice provisions of this section.

                  7.07 Waiver

                  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of


                                  - 46 of 49 -
any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                  7.08 Binding Effect

                  The provisions of this Agreement shall be binding upon and inure to the benefit of Sellers, Purchaser, and their respective successors and assigns, and shall inure to the benefit of the indemnitees and their respective successors, assigns, heirs, and personal representatives.

                  7.09 No Third-Party Beneficiaries

                  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 7.08).

                  7.10 Separability

                  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances unless the result thereof would result in an unjust modification of the balance of rights and obligations hereunder.

                  7.11 Headings

                  The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  7.12 Governing Law

                  To the extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to conflict of laws. Each of the parties hereby consents to the jurisdiction of the courts of the state of Delaware, agrees to submit to service therefrom and waives any claim it may have as to forum non conveniens in connection with any action brought in the state of Delaware.

                  7.13 Separate Counterparts

                  This Agreement is being executed in several identical counterparts, each one of which shall be considered an original and


                                  - 47 of 49 -
all of which when taken together shall constitute but one instrument.

                  7.14 Incorporation of Recitals, Exhibits and Schedules

                  All exhibits, schedules and Related Agreements attached hereto are incorporated herein by reference and expressly made a part of this Agreement.

                  7.15 Mediation

                  Except in cases where the remedy of preliminary injunction is reasonably sought by a party because of the irreparability and immediacy of the harm alleged to be caused or threatened, in the event there shall arise any dispute or claim in law or equity arising out of this Agreement or any breach thereof or any resulting transaction between the parties under this Agreement and if such dispute cannot be resolved through negotiation or, in the case of those matters to be resolved under this Agreement by the procedure specified for settlement of accounting and collection related issues in 2.03(c), the parties agree that such dispute shall be submitted to non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to litigation. The mediation shall be held in Dover, Delaware before a single mediator selected by the American Arbitration Association.

                  7.16 Non-Working Dates

                  When any date on which payment or any other performance is due under this agreement falls on a Saturday, Sunday or national holiday, such payment or performance shall be due on the next business day following such date.

                  7.17 Opportunity to Cure

                  All parties to this Agreement shall be afforded a period of ten (10) days following written notice thereof to cure any alleged breach of this Agreement unless the loss threatened by such breach is of such gravity to require immediate action.


                         VIII. DEFINED WORDS AND PHRASES

                  8.01 Convention for Definition of Terms

                  Words used in this Agreement shall have their ordinary meaning unless specifically defined in this Agreement. Where a word or phrase appears in quotation marks within parentheses (whether or not listed in 8.02), the word or phrase in quotation marks shall have the meaning throughout this Agreement (unless a more limited scope is specified or is obvious from the context) defined by the


                                  - 48 of 49 -
definition immediately preceding and in apposition to the quoted word or phrase. Most (but not all) defined words or phrases are delineated as such by the use of capitalized first letters.

                  8.02 Certain Definitions

                  (a) Unless otherwise expressly stated in a particular case, the term "including" shall mean "including, but not limited to."

                  (b) Unless otherwise expressly stated in a particular case, the term "knowledge of the Sellers" means the knowledge of an officer, director, regional manager or branch manager of Smith or of any director, regional officer or regional or branch manager of any Seller other than Smith.

                  (c) Unless otherwise expressly stated in a particular case, the term "Sellers" means the "Sellers, jointly and severally."


                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth in the opening paragraph hereof.

ATC GROUP SERVICES INC.                             SMITH TECHNOLOGY CORPORATION


By /s/ Nicholas J Malino                             By /s/ Thomas F. Herlihy
  ----------------------                               ----------------------
   Nicholas J. Malino                                   Thomas F. Herlihy
   Senior Vice President                                President and CEO


BCM ENGINEERS INC., Delaware                         BCM ENGINEERS INC., Alabama


By /s/ William T. Campbell                           By /s/ William T. Campbell
  ------------------------                             ------------------------

BCM ENGINEERS INC., Penn.                            BCM ENGINEERS INC., West V.


By /s/ William T. Campbell                           By /s/ William T. Campbell
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